                                                                      EXHIBIT 11

                      INVESTORSBANCORP, INC. AND SUBSIDIARY
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the income and shares used in computing the basic and diluted earnings per share is as follows:



                                                        FOR THREE MONTHS ENDED
                                                        ----------------------
                                                              MARCH 31,
                                                              ---------
                                                        2002              2001
                                                        ----              ----
Net income                                          $     401,748     $     260,137
                                                   ===============   ===============

Determination of shares:

Weighted average common shares
   outstanding (basic)                                    940,000         1,006,349

Assumed conversion of stock options                        41,084               399
                                                   ---------------   ---------------

Weighted average common shares
   outstanding (diluted)                                  981,084         1,006,748
                                                   ===============   ===============


Basic earnings per common share                     $        0.43     $        0.26
                                                   ===============   ===============

Diluted earnings per common share                   $        0.41     $        0.26
                                                   ===============   ===============





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